Changes to FHLBank Topeka’s AMA Activity-Based Stock Purchase Requirement

Dear Member:

On June 21, 2013, the board of directors of the Federal Home Loan Bank of Topeka (FHLBank) reduced the Acquired Member Asset (AMA) Activity-Based Stock Purchase Requirement pursuant to its Capital Plan, effective as of July 11, 2013. The new AMA Activity-Based Stock Purchase Requirement, which relates to members’ secondary market loan sales under the Mortgage Partnership Finance (MPF) Program, has been reduced to zero percent (0.0%) from the previous requirement of two percent (2.0%). The board is permitted to establish the percentage for the AMA Activity-Based Stock Purchase Requirement between zero percent (0.0%) and six percent (6.0%), subject to a maximum of one and one-half percent (1.5%) of a member’s assets.

The primary reasons for the reduced stock purchase requirement is to recognize FHLBank’s solid growth in retained earnings and to work toward reducing total capital levels to better align with the current size and risk profile of our balance sheet. Also, by reducing the AMA Activity-Based Stock Purchase Requirement, members will no longer have to be concerned with purchasing stock to support every loan delivery.

The official notification of the foregoing change will be sent on July 11, 2013, to FHLBank members. At that time, the AMA Activity-Based Stock Purchase Requirement will become zero percent (0.0%) and any such AMA Activity-Based Stock held as Class B Common Stock will become Excess Class B Common Stock. The notification will include detail of any change to a member’s required and excess stock. In addition, members can view their current required and excess stock balances on the Capital Stock Statement – Current Quarter in the Reports section on Members Only (https://www3.fhlbtopeka.com/membersonly/). Any excess stock created by this change will be included on the statement on July 12, 2013.

Excess Class B Common Stock exceeding the current allowable threshold of $50,000 will be exchanged for Class A Common Stock on July 17, 2013. Members wanting to redeem excess Class A or Class B Common Stock may do so by completing the Capital Stock Redemption Request Form that is available in the Required Documentation section of Members Only.

If you have any questions on how this change impacts your stock purchase requirements or the reasons for the change, please contact the Lending Department at 800.809.2733.